EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Arkansas Lime Company, an Arkansas Corporation

ACT Holdings, Inc., a Texas Corporation

ART Quarry TRS LLC (DBA Carthage Crushed Limestone), a Delaware LLC

Colorado Lime Company, a Colorado Corporation

Mill Creek Dolomite, LLC, an Oklahoma LLC

Texas Lime Company, a Texas Corporation

U.S. Lime Company, a Texas Corporation

U.S. Lime Company-Shreveport, a Louisiana Corporation

U.S. Lime Company-St. Clair, a Delaware Corporation

U.S. Lime Company-Transportation, a Texas Corporation

U.S. Lime Company-O & G, LLC, a Texas LLC